EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Duke Energy Indiana, Inc.’s Registration Statement Nos. 333-112552, 333-83379, 33-48612 and 33-57064 of our report dated March 29, 2007 (which expresses an unqualified opinion on the Company’s consolidated financial statements and includes explanatory paragraphs referring to the Company’s restatement of its consolidated balance sheet as of December 31, 2005 and the related consolidated statements of common stockholder’s equity and comprehensive income for the years ended December 31, 2005 and 2004 and to a change in its accounting for emission allowances), appearing in this Annual Report on Form 10-K of Duke Energy Indiana, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 29, 2007